EXHIBIT 11


                                      COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                                                         (Unaudited)

                                                       THREE MONTHS ENDED                      NINE MONTHS ENDED
                                             --------------------------------------- --------------------------------------
                                                     September 30   September 30             September 30  September 30
                                                        1996            1995                    1996           1995
                                             ------------------- ------------------- ------------------- ------------------
(in thousands except per share data)

PRIMARY
  Weighted average shares outstanding                    10,930              11,032              10,947             11,016
  Net effect of dilutive stock options
      based on the treasury stock method
      using average market price                              *                   *                   *                  *
                                             ------------------- ------------------- ------------------- ------------------
                                                         10,930              11,032              10,947             11,016
                                             =================== =================== =================== ==================
  Net income (loss)                                      $1,755             $  (491)             $3,314            $(2,825)
                                             =================== =================== =================== ==================
  Per share                                               $0.16             $ (0.04)             $ 0.30            $ (0.26)
                                             =================== =================== =================== ==================

FULLY DILUTED
  Weighted average shares outstanding                    10,930              11,032              10,947             11,016
  Net effect of dilutive stock options
      based on the treasury stock method
      using ending market price, if
      higher than average market price                        *                   *                   *                  *
                                             ------------------- ------------------- ------------------- ------------------
                                                         10,930              11,032              10,947             11,016
                                             =================== =================== =================== ==================
  Net income (loss)                                      $1,755             $  (491)              $3,314           $(2,825)
                                             =================== =================== =================== ==================
  Per share                                              $ 0.16             $ (0.04)              $ 0.30           $ (0.26)
                                             =================== =================== =================== ==================

*Antidilutive
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